Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of The Nicholas Applegate Growth Equity Fund, the only series of Nicholas-Applegate Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights”, “Financial Statements" and “Independent Registered Public Accounting Firm” in such Registration Statement.

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PricewaterhouseCoopers LLP

Los Angeles, California

February 27, 2006